Exhibit 10.8

ASTRONOVA, INC.

2015 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into as of                      (the “Grant Date”) by and between AstroNova, Inc. (the “Company”) and                      (the “Grantee”). Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan (as defined herein).

WHEREAS, the Company has adopted the Company’s 2015 Equity Incentive Plan (the “Plan”) pursuant to which Awards of Restricted Stock Units may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the Award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.    Restricted Stock Units Awarded. Pursuant to Section 8 of the Plan, the Company hereby issues to the Grantee on the Grant Date an award consisting of                      Restricted Stock Units (the “RSUs”). Each RSU represents the right to receive one share of the Company’s common stock, $0.05 par value (the “Common Stock”), subject to the terms and conditions of this Agreement and the Plan, including the Grantee’s continued employment by the Company or a Subsidiary through the applicable Vesting Date (as defined below) as provided in Section 2 hereof.

2.    Vesting.

(a)    Subject to Sections 4 and 5, the Grantee shall become vested in the right to receive the RSUs in four (4) equal annual installments in accordance with the following schedule (each a “Vesting Date”):

Vesting Date	Number of Shares Vesting on Date

Except as provided in Section 5, if the Grantee has a termination from employment with the Company for any reason, prior to the respective Vesting Date, the Grantee will forfeit the unvested RSUs. An employment relationship between the Company and the Grantee shall be deemed to exist during any period in which the Grantee is employed by the Company or any Subsidiary of the Company. Whether authorized leave of absence, or absence on military or government service, shall constitute termination of the employment relationship between the Company and the Grantee shall be determined by the Committee at the time thereof.

(b)     Effect of Forfeiture. Neither the Company nor any Subsidiary will have any further obligations to the Grantee under this Agreement to the extent any of the Grantee’s RSUs are forfeited.

3.    Delivery of Stock Certificates.

(a)    As soon as practicable after the Vesting Date of any RSUs, and consistent with Section 409A of the Code, the Company shall issue and deliver to the Grantee, or the Grantee’s beneficiary or estate as the case may be, Common Stock representing the number of shares of Common Stock equal to the number of vested RSUs, shall be issued either (i) in certificate form or (ii) in book-entry or electronic form, registered in the name of the Grantee. All certificates representing Common Stock shall contain the legend(s) referenced in Section 4 hereof. The number of shares delivered shall be net of the number of shares withheld, if any, pursuant to Section 8. The Company shall not be required to deliver any fractional share of Common Stock, but will make a cash payment in lieu thereof equal to the Fair Market Value (determined as of the applicable Vesting Date) of the fractional share to which the Grantee or the Grantee’s beneficiary or estate, as the case may be, is entitled to hereunder. No payment will be required from the Grantee upon the issuance or delivery of shares of Common Stock except that any amount necessary to satisfy applicable federal, state or local tax requirements shall be withheld or paid promptly in accordance with Section 8.

(b)    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (i) the date that is six months following the Grantee’s separation from service and (ii) the Grantee’s death.

4.    Transfer Restrictions.

(a)    Absent prior written consent of the Committee, the Award granted hereunder to the Grantee may not be sold, assigned transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.

(b)    Except for authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSU, as permitted by Section 8(b)(ii) hereof, the Grantee may not sell, transfer, pledge or otherwise encumber more than fifty percent (50%) of the Common Stock issued upon vesting of the RSUs unless and until the Grantee meets the ownership level of Common Stock specified for such Grantee in the Company’s Stock Ownership and Retention Guidelines, as the same may be amended from time to time in the discretion of the Board, provided, however, such restrictions shall lapse upon the death or Disability (as defined in the Plan) of the Grantee. Any and all certificates representing shares of Common Stock issued hereunder shall have appropriate legends evidencing such transfer restrictions.

5.    Change In Control.

(a)          Notwithstanding anything herein to the contrary, in the event that a Change in Control (as defined in the Plan) occurs prior to the Final Vesting Date, then:

(i)	In the event that the Acquiring Corporation, in connection with the Change in Control, elects to assume the Company’s rights and obligations under any unvested RSUs or substitute for any of the unvested RSUs substantially equivalent awards in accordance with Section 12.1 of the Plan, and, prior to the Final Vesting Date, (A) the Company or the Acquiring Corporation terminates Grantee’s employment for any reason other than Cause, death or Disability or (B) the Grantee voluntarily terminates employment for Good Reason, any unvested RSUs will become vested as of the date of such termination; and

(ii)	In the event that the Acquiring Corporation elects not to assume the Company’s rights and obligations under any unvested RSUs or substitute for any of the unvested RSUs substantially equivalent awards in connection with a Change in Control, any unvested RSUs will become vested as of the date immediately preceding the Change in Control Date.

(b)           When used in this Section 5, the following terms have the meanings set forth below:

(i)	“Change in Control Date” means the date on which a Change in Control is consummated.

(ii)	“Final Vesting Date” means the fourth anniversary of the Grant Date.

(iii)	“Good Reason” means (A) without the Grantee’s prior written consent, assignment to the Grantee of duties materially inconsistent in any respect with his position, authority, duties or responsibilities, annual base salary or target bonus when compared with the same immediately prior to the Change in Control Date or if any change in the same is hereafter made in anticipation of a Change in Control or potential Change in Control, when compared with the same immediately before such change; (B) without the Grantee’s prior written consent, reduction in the Grantee’s annual base salary, target bonus or benefits when compared with the same immediately prior to the Change in Control Date, other than a reduction of fringe benefits required by law or applicable to all employees generally; or (C) assignment of the Grantee, without his prior written consent, to a place of business that is not within twenty-five miles of the Grantee’s current place of business. Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (1) Grantee shall have given written notice of such event to the Company within ninety (90) days after the initial occurrence, (2) the Company shall have failed to cure the condition constituting Good Reason within thirty (30) days after expiration of such cure period, and (3) Grantee terminates employment within thirty (30) days after expiration of such cure period.

6.     Rights as Shareholder. The Grantee shall not have any rights of a shareholder of the Company holding shares of Common Stock, unless and until the RSUs vest and are settled by the issuance of such shares of Common Stock. Notwithstanding the foregoing, with respect to any vested RSUs, the Grantee shall have the right to participate in any dividend on the Common Stock that has a record date on or after the Vesting Date for such RSUs.

7.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the RSUs shall be adjusted as contemplated by Section 11 of the Plan.

8.    Tax Liability and Withholding.

(a)    The Grantee acknowledges and agrees that the Company and its Subsidiaries have the right to deduct from payments of any kind otherwise due to Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to the grant or vesting of RSUs hereunder.

(b)     The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(i)	tendering a cash payment.

(ii)	authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the RSUs; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

(iii)	delivering to the Company previously owned and unencumbered shares of Common Stock.

Any shares of Common Stock withheld in accordance with this Section 8 shall be treated as if issued and sold by the Grantee when determining the share retention requirements applicable to the Grantee under the share ownership and/or retention requirements of this Agreement (including Section 4 hereof) and/ or guidelines of the Company.

(c)    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the RSUs or the subsequent sale of any shares; and (ii) does not commit to structure the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items.

9.    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

11.    Notices. Any notice hereunder to the Company shall be addressed to it at its office, 600 East Greenwich Avenue, West Warwick, Rhode Island 02893, and any notice hereunder to the Grantee shall be addressed to the Grantee at the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

12.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

13.    Rhode Island Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of the State of Rhode Island.

14.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

15.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the RSUs in this Agreement does not create any contractual right or other right to receive any RSUs or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.

16.     Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.

17.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

18.     No Impact on Other Benefits. The value of the Grantee’s RSUs is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19.     Employment not Guaranteed. This Agreement shall not create any right in the Grantee to continue in the Company employ for any specific length of time, nor does it create any other rights in the Grantee or obligations on the part of the Company, except those set forth in this Agreement.

20.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement as of the day and year first above written.

ASTRONOVA, INC.

By:
Name: Title:

Grantee